EXCERPT FROM MINUTES OF

                           BOARD OF DIRECTORS MEETING

                               September 19, 1996





                Whereupon, after discussion, upon motion duly made by Mr. Ackerman and seconded by Mr. Mann, the following resolutions were unanimously adopted:

         RESOLVED:          That,  with respect to the National Fuel Gas Company
                            Retirement   Plan   for    Non-Employee    Directors
                            ("Directors' Retirement Plan"), which was previously
                            adopted  by this Board on  December  5, 1991 (i) all
                            accruals  of benefits  thereunder  shall cease as of
                            December 31, 1996, or as of February 20, 1997 in the
                            case of Mr.  Rochwarger;  (ii) all  current  Company
                            directors  who are not vested  under the  Directors'
                            Retirement    Plan    shall    become    immediately
                            vested;(iii) all current  directors who subsequently
                            retire shall receive  benefits  under the Directors'
                            Retirement Plan, based upon their accrued  benefits,
                            and payable in  accordance  with the  current  terms
                            thereof;  and (iv) all persons who become  directors
                            of the Company on or after  September 19, 1996 shall
                            being   ineligible   for  any  benefits   under  the
                            Directors Retirement Plan; and it is

         FURTHER RESOLVED:  That non-employee directors shall be paid $500 for each special consultation as a director that is with or at the request of the Company's chief executive officer; and it is

         FURTHER RESOLVED:  That  the  Board's  current  guidelines, whereby directors should purchase the greater of 100 shares of Company stock or Company stock costing at least $3,000 per calendar year, are hereby revoked, and that any past failures to comply with these guidelines are hereby excused; and it is

         FURTHER RESOLVED:  That, effective January 1, 1997, the Board retainer policy for non-employees directors (except Mr. Rochwarger, who shall continue to receive a retainer pursuant to current policy, until he retires from the Board) shall be as follows: (i) such directors shall receive a quarterly retainer, payable as of the first business day of each calendar quarter, of $3,000, payable by check, plus 100 shares of Company common stock; (ii) the first payment of stock shall be delayed in the unlikely event that the regulatory approvals (as described below) are delayed; (iii) the payments described above shall, to the extent practicable, be prorated for a quarter during which a non-employee director has only partial service; and (iv) the shares of Company common stock thereby issued to non-employee directors shall not be transferable by directors until the later of two years after the issuance of the shares or six months after the director's cessation of service as a director; and it is

         FURTHER RESOLVED:  That the stock certificates representing such shares shall bear thereon a legend that shall read substantially as follows: "Transfer of the shares of common stock represented by this certificate cannot occur until the later of two years from the date of the certificate or six months after the owner ceases to serve as a director of National Fuel Gas Company."; and it is

         FURTHER RESOLVED:  That  100,000  shares  of  common  stock, either original issue shares or treasury shares, be, and hereby are, reserved for issuance to non-employee Company directors pursuant to the amended retainer policy for such directors as heretofore approved by these resolutions; and it is

         FURTHER RESOLVED:  That the Board shall, on an annual basis, monitor the Company common stock component of the amended retainer policy for non-employee Company directors approved by these resolutions, and shall make such adjustments, if any, therein as the Board, in its discretion, may deem appropriate in light of then existing circumstances (including, but not limited to, the then existing market value of the Company common stock); and it is


         FURTHER RESOLVED:  That  the  officers  and  counsel of the Company be, and hereby are, authorized and empowered to prepare and file all documents and take all other actions as they may deem necessary or appropriate to accomplish the intents and purposes of the foregoing resolutions, including the filing of an application or declaration on Form U-1 with the Securities and Exchange Commission, and a listing application with the New York Stock Exchange, under which filings 100,000 shares shall be allocated for the provision of Company common stock to non-employee directors, and all documents necessary concerning stockholder approval of the issuance of Company common stock to such directors, and that they shall be authorized to make such modifications to the share allocations as they shall deem appropriate, and to the policy as set forth in the foregoing resolutions as may be necessitated by such bodies; and it is

         FURTHER RESOLVED:  That,  effective January 1, 1997, Article II,
                            Paragraph 9 of the By-Laws of the Company be amended to read as follows:

                            A. Except with respect to directors whose service as such ceases on or before February 20, 1997, who will continue to receive the previously-effective Director compensation until such time, each Director who is not a regular full-time employee of the Corporation or one or more of its subsidiaries, shall be paid an annual fee of $12,000 in cash and 400 shares of the common stock of the Corporation, payable in equal quarterly increments, in advance (i.e., as of the first business day of the quarter). There will be a proration of payments during quarters in which such Director has only partial service. Each such Company stock certificate will be nontransferable until the later of two years from issuance or six months after such Directors' cessation of service.

                            B. Each Director of the Corporation who is not a regular full-time employee of the Corporation or one or more of its subsidiaries shall also receive a fee of $1,000 for attendance at any meeting of the Board of Directors and a fee of $800 for attendance at any meeting of any committee of the Board of Directors, except that if a Director participates in a committee meeting by telephone, the fee shall be $500. Each Director shall be reimbursed for the travel expenses incurred by him or her in attending any meeting of the Board of Directors or any committee of the Board of Directors.